LIBERTY GLOBAL REPORTS FISCAL 2005 RESULTS
Record Subscriber Growth Continues
New $250 Million Stock Repurchase Program Announced
Denver, Colorado — March 14, 2006: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK), today announces financial and operating results for the fourth quarter and year-ended December 31, 2005. Highlights for the year compared to the results of Liberty Global’s predecessor Liberty Media International, Inc. (“LMI”) for the same period last year (unless noted) include1:
•	An organic[2] increase of nearly 500,000 RGUs in the fourth quarter to bring our full year net gain to 1.25 million new RGUs[3], a 50% pro forma increase in net additions

•	Pro forma[4] revenue growth of 28% to $5.15 billion

•	Pro forma operating cash flow (OCF) growth of 24% to $1.77 billion[5]

•	Net loss from continuing operations increased to $84 million or $0.20 per share
President and CEO Mike Fries said, “We had a very productive year in 2005 across all fronts. Most importantly, we achieved the aggressive goals that we set for ourselves in our core broadband cable operations, consistent with our full year guidance targets. We added nearly 500,000 organic RGUs in the fourth quarter which brought our full year total organic additions to over 1.25 million new RGUs, a 50% increase from our growth in the prior year. This success was driven in large part by continued strength in our broadband data business and accelerating growth in our voice over IP (VoIP) and digital TV product lines. As a result, our subscriber base at December 31, 2005 consisted of 19.2 million total RGUs and 14.8 million customer relationships, up 42% and 39% over last year, respectively.”
“Our financial results were also strong. On a pro forma basis, revenue increased 28% to $5.15 billion for the full year, driven primarily by acquisitions and our success increasing advanced services RGUs. On an organic basis, we continue to grow our revenue at double digit rates. Operating cash flow for the full year was $1.77 billion, an increase of 24% on a pro forma basis over 2004. As foreshadowed, OCF was modestly impacted in the fourth quarter primarily as a result of better than expected RGU additions which affected marketing costs. Excluding results in the Netherlands, where we have a strategic digital TV initiative underway, our pro forma organic operating cash flow growth was approximately 16% for the full year, consistent with our long-term growth target.”
“In terms of strategic developments, we had a busy and successful year on the M&A front, in particular during the fourth quarter when we closed the purchases of Cablecom in Switzerland, Astral in Romania, NTL in Ireland, Setamachi (Odakyu) and Kobe in Japan, and took a controlling stake in Austar’s pay-TV operation in Australia. Our 2005 acquisitions added over 4.0 million RGUs to our consolidated footprint. We also completed the sale of our Norwegian cable system in January at a very attractive price. We will continue to evaluate rebalancing our operations, specifically exiting sub-scale markets and increasing our presence in existing or new markets that fit our operating business model.”

[1]	Results from UPC Norway are treated as a discontinued operation in the historical financial figures, thus UPC Norway’s revenue and operating cash flow for all historical periods are retroactively removed from such figures. We have separately identified Norway as a discontinued operation in our historical subscriber tables and are reporting subscriber metrics excluding the impact of Norway.

[2]	Organic figures exclude RGUs at the date of acquisition but include the impact of changes in RGUs from the date of acquisition.

[3]	Please see footnote 4 on page 21 for more detail on the definition of Revenue Generating Units.

[4]	All pro forma data assumes J:COM was consolidated for the comparable period in the preceding year.

[5]	Please see page 15 for an explanation of operating cash flow and the required reconciliation.

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“In terms of product strategy, we are excited about the acceleration of growth in our digital video business. In Japan, we’re now at 37% digital penetration driven by strong demand for our high-definition product. In the Netherlands, our “digital-for-all” (D4A) project is on track and by early March, we had more than 170,000 digital video subscribers in that market, double our total base at the end of December 2005.6 Later this year we’ll be expanding our product offerings in the Netherlands to include video-on-demand (VOD), personal video recorders (PVRs), and high-definition TV services.”
“We have been actively repurchasing shares under our pre-existing $200 million stock buyback program, spending a total of $168 million to date. In addition to the $32 million that remains under our previous program, the Liberty Global Board recently authorized an additional $250 million for stock repurchases7. We believe that our current stock price levels are very attractive and do not reflect the underlying values inherent in our business.”
Fiscal 2005 Results
Our consolidated operations in Europe include our broadband cable division with operations in 13 countries, and chellomedia — our media and programming division. In the Asia/Pacific region, our consolidated operations include J:COM, the largest broadband cable operator in Japan. In the Americas, our primary consolidated operation is VTR, the largest broadband cable operator in Chile. Although we consolidated 100% of their revenue and OCF during 2005, we owned at December 31, 2005, an indirect 80% interest in VTR and through our interest in Super Media, an indirect 36.8% interest in J:COM. Beginning with the first quarter of 2006, we will begin consolidating 100% of Austar’s revenue and OCF, a 54% owned pay TV provider in Australia that we acquired in December 2005. Please refer to the appropriate sections herein for additional segment financial information.
Operating Statistics
We had 19.2 million total RGUs at December 31, 2005, including an organic increase of more than 1.25 million RGUs from the end of the prior year. The organic RGU additions represent a 50% improvement from last year’s pro forma net additions driven by our success in adding advanced services RGUs. In the fourth quarter alone, we added 491,000 organic RGUs, a record result for the period which is typically our strongest quarter of the year. Including acquisitions, our total subscriber base increased by 42% or 5.7 million RGUs during 2005.
In terms of RGU additions by product, the breakdown of our 1.25 million organic RGU additions for the full year 2005 includes over 600,000 broadband Internet subscribers, 480,000 telephony subscribers and 170,000 net new video subscribers, including 537,000 new digital TV subscribers8. Our organic broadband Internet, telephony, and digital TV subscriber growth increased 58%, 73% and 48%, respectively, from our pro forma net additions in these categories in the prior year.
The majority of our telephony additions were driven by growth in our VoIP customers as we continue to expand our serviceable footprint across new markets. We have recently launched VoIP services in Austria, Poland, and Romania, expanding our footprint to 7 European markets. As a result, we continue to see steady growth, recently averaging over 9,000 weekly European VoIP RGU additions, an increase of approximately 50% from our run-rate in the middle of last year’s fourth quarter. Including our upgraded networks in Japan and the Americas, our total VoIP-ready homes passed now exceeds 11 million worldwide.

[6]	In our D4A project, we provide a digital interactive television box and digital service at the analog rate for six months to analog subscribers who accept the box and agree to accept the service. Upon acceptance of the box, the subscriber is counted as a digital cable subscriber rather than an analog cable subscriber. After the six month promotional period, the subscriber will have the option to discontinue the digital service or pay an additional amount, on top of the analog rate, to receive the digital service.

[7]	The stock repurchase program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. We may alter or discontinue the program at any time.

[8]	Includes DTH subscribers.

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Our video subscriber base increased organically by approximately 170,000 video subscribers, primarily as a result of 537,000 digital video RGU additions in 2005. Our digital video growth was driven by our continued success in Japan and by the early efforts of our D4A initiative in the Netherlands. In Japan, J:COM added approximately 350,000 organic digital subscribers during 2005, ending the year with 37% digital penetration. In the Netherlands, we added over 30,000 digital subscribers in Q4 alone, and we’ve added over 80,000 additional digital RGUs during the first two months of 2006.
Revenue
Revenue for the year ended December 31, 2005 increased 28% on a pro forma basis to $5.15 billion as compared to the same period last year. This increase was principally due to the impact of acquisitions and pro forma organic9 revenue growth of 11%. Pro forma organic revenue growth was driven primarily by higher average RGUs during the period as well as solid growth in our central and eastern European operations and in Chile. For the three months ended December 31, 2005, revenue increased 24% on a pro forma basis to $1.4 billion compared to the same period last year, with acquisitions and pro forma organic growth of 10% driving this improvement.
In terms of average monthly revenue (ARPU10) per RGU and ARPU per customer relationship, Europe Broadband, VTR and J:COM experienced sequential growth over the third quarter in both metrics. For the three months ended December 31, 2005, ARPU per RGU and ARPU per customer relationship for Europe Broadband was €17.98 and €22.11, reflecting increases of 7.0% and 9.7% sequentially over the third quarter, respectively. Those increases were due, in part, to the acquisition of Cablecom. Similarly, VTR’s metrics improved as well as it further integrated the Metrópolis acquisition, with ARPU per RGU and ARPU per customer relationship of CLP 16,444 and CLP 25,507, representing improvements of 1.1% and 3.2% over the third quarter, respectively. Additionally, J:COM generated ARPU per RGU and ARPU per customer relationship of ¥4,907 and ¥8,429 for the three months ended December 31, 2005, which was an increase of 0.1% and 0.2% over the third quarter, respectively.
Operating Cash Flow
Operating cash flow for the year ended December 31, 2005 increased 24% on a pro forma basis to $1.77 billion as compared to the same period last year. This increase was principally due to acquisitions, including Cablecom and NTL Ireland, and pro forma organic9 OCF growth of 11% for the year ended December 31, 2005. The pro forma organic figure does not reflect growth rates that would be derived from comparing 2005 and 2004 results, after rebasing both periods for the full year effect of acquisitions. Operating cash flow for the three months ended December 31, 2005 also increased 25% to $471 million compared to the prior year period pro forma for J:COM. A portion of this increase in the fourth quarter was due to organic growth of 11%.
Excluding results of the Netherlands where we have our D4A project underway, our pro forma organic OCF growth rates for the year and the quarter improve to 16% and 18%, respectively. As expected, our D4A initiative has significantly impacted our Netherland’s OCF results, particularly in terms of higher operating, marketing and customer care costs as we invest in the roll-out of digital boxes to drive future growth in that market.
Our reported OCF margin11 for the year ended December 31, 2005 was 34.4%. The margin declined as compared to the pro forma OCF margin of 35.5% for the year ended December 31, 2004. The decline in margin was due primarily to increases in marketing expenses, costs associated with new service launches around digital video and

[9]	Pro forma organic growth rate is calculated by excluding the effects of FX movements and acquisitions. The FX adjustment and acquisition impact, when taken together, yield an organic growth calculation that incorporates the impact of acquisitions only when they are included in both comparable periods. For example, the organic growth calculation shown above, excludes results from Noos in France during the first six months of 2005 when we owned and managed the asset. The organic growth calculation as it relates to Noos includes the last six months of 2005 as compared to the last six months of 2004 for both periods when we owned the asset.

[10]	Average monthly revenue (ARPU) is calculated as follows: average total monthly revenue from all sources (including non-subscription revenue such as installation fees or advertising revenue) for the period as indicated, divided by the average of the opening and closing RGUs or customer relationships, as applicable, for the period.

[11]	OCF margin is calculated by dividing OCF for the respective period by total revenue.

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VoIP services, and the impact of acquired businesses, which are generally at an earlier stage of development and have lower margins. The increases in marketing expenses primarily were attributable to our successful efforts to increase RGUs, as evidenced by the fact that our organic additions in 2005 increased 50% year over year.
Net Loss from Continuing Operations
Our net loss from continuing operations for the year ended December 31, 2005 was $84 million or $0.20 per share. The fiscal 2005 loss compares to a net loss from continuing operations of $14 million or $0.04 per share for the same period last year. The increased loss from continuing operations was in large part due to higher interest expense, increased foreign currency transaction losses, and higher minority interests in earnings of subsidiaries, partially offset by positive changes in operating income and realized and unrealized gains on derivative instruments.
Free Cash Flow and Capital Expenditures
Our Free Cash Flow12 (FCF) for the year-ended ended December 31, 2005 was $207 million, including payments of approximately $75 million relating to the settlement and termination of a Dutch programming contract (MovieCo). Excluding those payments, FCF for the year-ended ended December 31, 2005 would have been approximately $282 million, which compares to FCF for the year ended December 31, 2004 of $235 million.
Capital expenditures and capital lease additions for the year ended December 31, 2005 were $1.35 billion, an increase of 176% compared to last year. The primary reason for the increase was the consolidation of J:COM’s results in 2005, as well as an increase in spending on customer premise equipment to support our faster unit growth in the current period.
Balance Sheet, Leverage, and Liquidity
Total debt (including capital lease obligations) was $10.1 billion at December 31, 2005. Our consolidated leverage ratio, defined as gross debt (including capital lease obligations) to Q4 annualized operating cash flow, was 5.4x at December 31, 2005. Based upon reported numbers, our leverage ratio during the period increased in part because of the acquisition of Cablecom in October and the consolidation of Austar, which occurred on December 31, 2005. Giving effect to fourth quarter acquisitions as if they had occurred on October 1, 2005, and to the partial debt repayment with a portion of the proceeds from the Norwegian asset sale, our Q4 2005 leverage ratio would have been approximately 4.7x.
At December 31, 2005, we had $1.2 billion of cash and cash equivalents. Adjusting for the sale of Norway, at December 31, 2005, our cash and cash equivalents would have been approximately $1.5 billion and our consolidated debt would have been approximately $9.9 billion.
In addition to our cash balances at December 31, 2005, we had approximately $271 million (€229 million) of availability under our €1.0 billion in revolvers at UPC Broadband Holding B.V., subject to the completion of fourth quarter bank reporting requirements and $254 million (¥30 billion) of availability under our ¥30 billion Japanese revolver. Subject to their terms, the undrawn amounts under those revolvers may be borrowed to finance acquisitions.
We have also made good progress in terms of rationalizing our non-strategic investments. We received approximately $326 million in proceeds from the disposition of our ownership interest in SBS Broadcasting during the fourth quarter, and subsequent to December 31, we have received $88 million in proceeds from the sale of our ownership interest in Sky Mexico.

[12]	Free Cash Flow is defined as net cash provided by operating activities including net cash provided by discontinued operations less capital expenditures and capital lease additions. Please see page 17 for more information and the required GAAP reconciliation.

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Based on our December 31, 2005 results, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) for UPC Broadband Holding B.V., as defined in and calculated in accordance with the UPC Broadband Holding credit facility was 3.83x. The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding credit facility was 4.77x.
2006 Guidance
For full year 2006, we are providing consolidated guidance for Liberty Global. In terms of RGU additions, we expect to add 1.6 million RGUs on an organic basis (excluding the impact of acquisitions at closing). The RGU addition forecast assumes continued demand for our broadband Internet, telephony, and digital video products.
Our guidance targets for 2006 consist of consolidated revenue of $6.8 billion and consolidated operating cash flow of $2.4 billion. These financial targets assume full year 2006 average exchange rates of approximately 1.20 dollars per Euro, 115 yen per dollar, 550 Chilean pesos per dollar and 1.28 Swiss Francs per dollar. Our revenue and OCF targets represent growth of approximately 11% and 14%, respectively, over “rebased” 2005 figures which adjust for the full year impact of acquisitions made during 2005 and which assume foreign exchange rates consistent with our 2006 guidance rates noted above.13 Additionally, we expect flat growth in the Netherlands in local currency, which may be impacted by the pace and success of our D4A roll-out. To the extent that our organic RGU growth exceeds our target range, we would expect to report lower OCF due to the associated increase in marketing and subscriber acquisition costs.
In terms of capital expenditures (including capital lease additions) for 2006, our guidance target is for full year 2006 capital expenditures to be approximately 27% of revenue. The majority of our capital spend is expected to be customer premise and related equipment to support our RGU growth across Europe, Japan, and Chile, as well as network upgrade and rebuild investment.
About Liberty Global
Liberty Global is the leading international cable operator offering advanced video, voice, and Internet-access services to connect our 15 million customers to the world of information, communications and entertainment. The Company operates state-of-the-art broadband communications networks in 19 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and chellomedia in Europe.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including 2006 guidance for Liberty Global, anticipated product trends and strategy and associated subscriber growth, the level of our anticipated M&A activity, possible activity under our stock repurchase program, and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, the long-term success of our D4A program, our ability to generate expected revenue and operating cash flow and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable

[13]	The 2005 rebased pro forma revenue and operating cash flow have been adjusted to reflect the following acquisitions, as if they had occurred on January 1, 2005: Cablecom, NTL Ireland, Astral, IPS, ZoneVision, Canal+, Metrópolis, Telemach, Austar, Chofu, Setamachi (Odakyu) and Kobe. The pro forma adjustments are based on currently available information and on estimates and assumptions that management believes are reasonable. The 2005 rebased pro forma revenue and operating cash flow have been presented as a basis for assessing the growth rates implied by our 2006 guidance and are not necessarily indicative of the revenue or operating cash flow that would have occurred if these transactions had occurred on January 1, 2005 or the revenue or operating cash flow that will occur in future periods. We believe the foregoing rebased pro forma data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

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with the period annualized, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 97 38	+31 20 778 9447

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Liberty Global, Inc.
Consolidated Balance Sheets

	December 31,
	2005	2004
		as adjusted
	amounts in thousands
Assets

Current assets:
Cash and cash equivalents	$1,202,200	$2,529,115
Trade receivables, net	534,243	203,890
Other receivables, net	112,537	165,631
Current assets of discontinued operations	14,686	—
Other current assets	398,719	293,947

Total current assets	2,262,385	3,192,583

Investments in affiliates, accounted for using the equity method, and related receivables	789,066	1,865,642

Other investments	569,059	838,608

Property and equipment, net	7,991,292	4,303,099

Goodwill	9,020,071	2,667,279

Franchise rights and other intangible assets not subject to amortization	218,002	230,674

Intangible assets subject to amortization, net	1,601,806	382,599

Long-term assets of discontinued operations	329,871	—

Other assets, net	596,977	221,879

Total assets	$23,378,529	$13,702,363

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Liberty Global, Inc.
Consolidated Balance Sheets (Continued)

	December 31,
	2005	2004
		as adjusted
	amounts in thousands
Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$715,599	$363,549
Accrued liabilities and other	669,060	556,015
Deferred revenue and advance payments from subscribers and others	595,982	353,069
Accrued interest	145,457	89,612
Current liabilities of discontinued operations	35,266	—
Current portion of debt and capital lease obligations	269,947	36,827

Total current liabilities	2,431,311	1,399,072

Long-term debt and capital lease obligations	9,845,025	4,955,919
Deferred tax liabilities	546,049	464,661
Long-term liabilities of discontinued operations	9,599	—
Other long-term liabilities	933,591	432,018

Total liabilities	13,765,575	7,251,670

Commitments and contingencies

Minority interests in subsidiaries	1,796,508	1,213,610

Stockholders’ Equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued 232,334,708 and 168,514,962 shares at December 31, 2005 and 2004, respectively	2,323	1,685
Series B common stock, $.01 par value. Authorized 50,000,000 shares; issued and outstanding 7,323,570 and 7,264,300 shares at December 31, 2005 and 2004, respectively	73	73
Series C common stock, $.01 par value. Authorized 500,000,000 shares; 239,820,997 and 175,779,262 shares issued at December 31, 2005 and 2004, respectively	2,398	1,758
Additional paid-in capital	9,992,236	6,999,877
Accumulated deficit	(1,732,527)	(1,652,430)
Accumulated other comprehensive earnings (loss), net of taxes	(262,889)	14,010
Deferred compensation	(15,592)	—
Treasury stock, at cost	(169,576)	(127,890)

Total stockholders’ equity	7,816,446	5,237,083

Total liabilities and stockholders’ equity	$23,378,529	$13,702,363

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Liberty Global, Inc.
Consolidated Statements of Operations

	Year Ended December 31,
	2005	2004
		as adjusted
	amounts in thousands,
	except per share amounts
Revenue	$5,151,332	$2,531,889

Operating costs and expenses:
Operating (other than depreciation)	2,185,515	1,050,493
Selling, general and administrative (SG&A)	1,194,972	639,609
Stock-based compensation charges — primarily SG&A	59,231	142,676
Depreciation and amortization	1,454,863	915,748
Impairment of long-lived assets	8,320	69,353
Restructuring and other operating charges (credits)	(2,753)	28,901

	4,900,148	2,846,780

Operating income (loss)	251,184	(314,891)

Other income (expense):
Interest expense	(433,467)	(286,321)
Interest and dividend income	77,649	65,494
Share of earnings (losses) of affiliates, net	(22,949)	38,710
Realized and unrealized gains (losses) on derivative instruments, net	309,973	(35,775)
Foreign currency transaction gains (losses), net	(209,400)	117,514
Gain on exchange of investment securities	—	178,818
Other-than-temporary declines in fair values of investments	(3,403)	(18,542)
Gains (losses) on extinguishment of debt	(33,700)	27,977
Gains (losses) on disposition of non-operating assets, net	115,169	43,714
Other income (expense), net	(263)	(7,931)

	(200,391)	123,658

Earnings (loss) before income taxes, minority interests and discontinued operations	50,793	(191,233)

Income tax benefit (expense)	(29,849)	13,800
Minority interests in losses (earnings) of subsidiaries	(104,535)	163,724

Earnings (loss) from continuing operations	(83,591)	(13,709)

Discontinued operations:
Earnings (loss) from operations, net of tax expense of $565,000 and $2,874,000 in 2005 and 2004, respectively	3,494	(7,772)

Net earnings (loss)	$(80,097)	$(21,481)

Historical and pro forma earnings (loss) per common share, basic and diluted:
Continuing operations	$(0.20)	$(0.04)
Discontinued operations	0.01	(0.03)

	$(0.19)	$(0.07)

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Liberty Global, Inc.
Consolidated Statements of Cash Flows

	Year ended December 31,
	2005	2004
		as adjusted
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$(80,097)	$(21,481)
Net loss (earnings) from discontinued operations	(3,494)	7,772

Net earnings (loss) from continuing operations	(83,591)	(13,709)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities:
Stock-based compensation expense	59,231	142,676
Depreciation and amortization	1,454,863	915,748
Impairment of long-lived assets	8,320	69,353
Restructuring and other charges (credits)	(2,753)	28,901
Amortization of deferred financing costs and non-cash interest	103,800	40,218
Share of losses (earnings) of affiliates, net	22,949	(38,710)
Realized and unrealized losses (gains) on derivative instruments, net	(309,973)	35,775
Foreign currency transaction losses (gains), net	209,400	(117,514)
Gain on exchange of investment securities	—	(178,818)
Other-than-temporary declines in fair values of investments	3,403	18,542
Losses (gains) on extinguishment of debt	33,700	(27,977)
Gains on disposition of investments, net	(115,169)	(43,714)
Deferred income tax expense (benefit)	(74,740)	(80,500)
Minority interests in earnings (losses) of subsidiaries	104,535	(163,724)
Non-cash recognition of deferred revenue	(30,298)	—
Non-cash charges from Liberty Media Corporation	—	15,490
Other non-cash items	4,152	—
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Receivables and other operating assets	60,409	(61,426)
Payables and accruals	77,886	167,840
Net cash provided by operating activities of discontinued operations	49,978	34,857

Net cash provided by operating activities	1,576,102	743,308

Cash flows from investing activities:
Cash paid in connection with LGI Combination	(703,535)	—
Cash paid in connection with acquisitions, net of cash acquired	(3,584,442)	(509,696)
Cash paid for acquisition to be refunded by seller	—	(52,128)
Return of cash previously paid into escrow in connection with 2004 acquisition	56,883	—
Investments in and loans to affiliates and others	(133,749)	(256,959)
Proceeds received upon repayment of principal amounts loaned to affiliates	—	535,074
Proceeds received upon repayment of debt securities	—	115,592
Purchases of short-term liquid investments	(55,103)	(293,734)
Proceeds received from sale of short-term liquid investments	101,489	246,981
Capital expended for property and equipment	(1,194,993)	(487,617)
Net cash received (paid) to purchase or settle derivative instruments	82,414	(158,949)
Proceeds received upon dispositions of assets	464,501	315,792
Deposits received in connection with pending asset sales	—	80,264
Change in restricted cash	24,734	(27,335)
Other investing activities, net	29,343	(13,732)
Net cash used by investing activities of discontinued operations	(22,249)	(19,833)

Net cash used by investing activities	$(4,934,707)	$(526,280)

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Liberty Global, Inc.
Consolidated Statements of Cash Flows (Continued)

	Year ended December 31,
	2005	2004
		as adjusted
	amounts in thousands
Cash flows from financing activities:
Borrowings of debt	$6,968,835	$2,301,211
Repayments of debt and capital lease obligations	(5,413,584)	(1,857,184)
Net proceeds received from rights offering	—	735,661
Proceeds from issuance of stock by subsidiaries	873,554	488,437
Change in cash collateral	(57,209)	41,700
Contributions from Liberty Media Corporation	—	704,250
Treasury stock purchase	(78,893)	(127,890)
Payment of deferred financing costs	(101,293)	(65,951)
Other financing activities, net	7,876	12,351
Net cash used by financing activities of discontinued operations	(7,444)	(7)

Net cash provided by financing activities	2,191,842	2,232,578

Effect of exchange rates on cash	(160,152)	66,756

Net increase (decrease) in cash and cash equivalents:
Continuing operations	(1,347,200)	2,501,345
Discontinued operations	20,285	15,017

Net increase (decrease) in cash and cash equivalents	(1,326,915)	2,516,362

Cash and cash equivalents:
Beginning of period	2,529,115	12,753

End of period	$1,202,200	$2,529,115

Cash paid for interest	$286,656	$280,815

Net cash paid for taxes	$35,565	$4,264

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Revenue and Operating Cash Flow
The tables presented below provide revenue and operating cash flow, as defined below, (OCF), by reportable segment for the three months and year-ended December 31, 2005, as compared to corresponding prior year periods. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects (FX), and (iv) the percentage change from period to period, after removing FX and the effects of acquisitions. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table. The acquisition impact is calculated as the difference between current and prior year amounts that are attributable to the timing of an acquisition. The FX adjustment and acquisition impact, when taken together, yield an organic growth calculation that incorporates the impact of acquisitions only when they are included in both comparable periods. Other Western Europe includes our operating segments in Ireland, Sweden and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Our corporate and other category includes (i) certain less significant operating segments that provide direct-to-home satellite services in Australia, video programming and other services in Europe and Argentina and broadband services in Puerto Rico, Brazil and Peru and (ii) our corporate segment.
Revenue

	Three Months ended		Increase		Increase (decrease)
Revenue - Fourth Quarter	December 31,		(decrease)		excluding
						FX and
	2005	2004	$	%	FX %	Acquisitions %
	amounts in thousands, except % amounts
Europe (Europe Broadband)
The Netherlands	$188,021	$200,399	$(12,378)	(6.2)	2.1	2.1
Switzerland	122,078	—	122,078	N.M.	N.M.	—
France	126,219	129,772	(3,553)	(2.7)	4.1	4.1
Austria	76,869	80,268	(3,399)	(4.2)	4.5	4.5
Other Western Europe	92,529	56,187	36,342	64.7	74.7	6.4

Total Western Europe	605,716	466,626	139,090	29.8	38.0	3.6

Hungary	68,040	61,908	6,132	9.9	22.2	22.2
Other Central and Eastern Europe	118,005	71,384	46,621	65.3	66.4	13.8

Total Central and Eastern Europe	186,045	133,292	52,753	39.6	45.9	17.7

Total Europe (Europe Broadband)	791,761	599,918	191,843	32.0	39.7	6.7

Japan (J:COM)	424,313	414,233	10,080	2.4	15.7	10.3
Chile (VTR)	130,901	83,414	47,487	56.9	39.5	17.8
Corporate and other	116,181	76,509	39,672	51.9	60.9	33.2
Intersegment eliminations	(20,051)	(12,398)	(7,653)	(61.7)	(76.3)	(76.3)

Total LGI before elimination of equity affiliates	1,443,105	1,161,676	281,429	24.2	32.2	9.8
Elimination of equity affiliate (J:COM)	—	(414,233)	414,233	—	—	—

Total consolidated LGI	$1,443,105	$747,443	$695,662	93.1	98.0	9.5

N.M. — Not meaningful.

Press Release

	Year ended		Increase		Increase (decrease)
Revenue - Full Year	December 31,		(decrease)		excluding
						FX and
	2005	2004	$	%	FX %	Acquisitions %
	amounts in thousands, except % amounts
Europe (Europe Broadband)
The Netherlands	$780,934	$730,483	$50,451	6.9	6.9	6.9
Switzerland	122,078	—	122,078	N.M.	N.M.	—
France	513,762	312,948	200,814	64.2	64.2	6.5
Austria	322,196	306,479	15,717	5.1	5.0	5.0
Other Western Europe	321,377	174,389	146,988	84.3	85.1	7.0

Total Western Europe	2,060,347	1,524,299	536,048	35.2	35.2	6.4

Hungary	281,707	217,429	64,278	29.6	27.7	27.7
Other Central and Eastern Europe	370,560	252,064	118,496	47.0	35.6	13.9

Total Central and Eastern Europe	652,267	469,493	182,774	38.9	31.9	20.3

Total Europe (Europe Broadband)	2,712,614	1,993,792	718,822	36.1	34.5	9.7
Japan (J:COM)	1,662,105	1,504,709	157,396	10.5	13.5	11.0
Chile (VTR)	444,161	299,951	144,210	48.1	35.6	17.6
Corporate and other	407,564	285,507	122,057	42.8	43.2	20.7
Intersegment eliminations	(75,112)	(47,361)	(27,751)	(58.6)	(58.9)	(58.9)

Total LGI before elimination of equity affiliates	5,151,332	4,036,598	1,114,734	27.6	27.1	11.0
Elimination of equity affiliate (J:COM)	—	(1,504,709)	1,504,709	—	—	—

Total consolidated LGI	$5,151,332	$2,531,889	$2,619,443	103.5	100.8	11.0

Operating Cash Flow

	Three Months ended		Increase		Increase (decrease)
OCF - Fourth Quarter	December 31,		(decrease)		excluding
						FX and
	2005	2004	$	%	FX %	Acquisitions %
	amounts in thousands, except % amounts
Europe (Europe Broadband)
The Netherlands	$81,936	$98,250	$(16,314)	(16.6)	(9.4)	(9.4)
Switzerland	43,525	—	43,525	N.M.	N.M.	—
France[14]	19,297	22,156	(2,859)	(12.9)	(8.3)	(8.3)
Austria	30,964	28,967	1,997	6.9	16.5	16.5
Other Western Europe	29,588	17,336	12,252	70.7	81.6	13.4

Total Western Europe	205,310	166,709	38,601	23.2	30.8	(2.4)

Hungary	25,640	22,326	3,314	14.8	27.2	27.2
Other Central and Eastern Europe	45,453	22,401	23,052	102.9	104.7	39.6

Total Central and Eastern Europe	71,093	44,727	26,366	58.9	66.0	33.4

Total Europe (Europe Broadband)	276,403	211,436	64,967	30.7	38.3	5.2
Japan (J:COM)	155,118	156,485	(1,367)	(0.9)	12.0	8.6
Chile (VTR)	47,223	33,810	13,413	39.7	24.7	17.7
Corporate and other	(7,388)	(23,343)	15,955	68.4	67.2	43.2
Intersegment eliminations	—	—	—	—	—	—

Total LGI before elimination of equity affiliates	471,356	378,388	92,968	24.6	32.7	10.7
Elimination of equity affiliate (J:COM)	—	(156,485)	156,485	—	—	—

Total consolidated LGI	$471,356	$221,903	$249,453	112.4	117.2	12.2

[14]	In July 2004, we acquired an 80% interest in Noos. In April 2005, we increased our interest in Noos to 100%. As we did not own 100% of Noos during 2004, the amount of overhead allocated by Europe Broadband to Noos during the fourth quarter of 2004 is significantly less than the amount allocated to Noos during the fourth quarter of 2005. Excluding the impact of all overhead allocations and FX, the operating cash flow of France increased approximately 13.6% during the fourth quarter of 2005, as compared to the fourth quarter of 2004.

Press Release

	Year ended		Increase		Increase (decrease)
OCF — Full Year	December 31,		(decrease)		excluding
						FX and
	2005	2004	$	%	FX %	Acquisitions %
	amounts in thousands, except % amounts
Europe (Europe Broadband)
The Netherlands	$360,924	$375,738	$(14,814)	(3.9)	(4.2)	(4.2)
Switzerland	43,525	—	43,525	N.M.	N.M.	—
France	97,247	45,774	51,473	112.5	111.4	28.8
Austria	137,247	122,307	14,940	12.2	11.9	11.9
Other Western Europe	111,168	63,680	47,488	74.6	74.9	10.5

Total Western Europe	750,111	607,499	142,612	23.5	23.2	3.1

Hungary	108,378	82,455	25,923	31.4	29.1	29.1
Other Central and Eastern Europe	147,270	94,478	52,792	55.9	43.5	20.1

Total Central and Eastern Europe	255,648	176,933	78,715	44.5	36.8	24.3

Total Europe (Europe Broadband)	1,005,759	784,432	221,327	28.2	26.3	7.9

Japan (J:COM)	636,297	589,597	46,700	7.9	10.7	9.3
Chile (VTR)	151,450	108,752	42,698	39.3	27.7	20.3
Corporate and other	(22,661)	(51,397)	28,736	55.9	55.3	26.6

Total LGI before elimination of equity affiliates	1,770,845	1,431,384	339,461	23.7	22.9	10.6
Elimination of equity affiliate (J:COM)	—	(589,597)	589,597	—	—	—

Total consolidated LGI	$1,770,845	$841,787	$929,058	110.4	107.0	11.6

Quarterly Information:
The following table summarizes the Company’s revenue and operating cash flow by quarter for 2005. It is important to note that the first three quarters will differ from previously reported figures, since Norway has been classified as a discontinued operation.

	Three Months Ended
	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	March 31, 2005
	amounts in thousands

Revenue	$1,443,105	$1,262,405	$1,242,593	$1,203,229
Operating Cash Flow	471,356	450,712	413,050	435,727

Press Release

Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, stock-based compensation and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. A reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes, minority interests and discontinued operations, is presented below. Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income.
We are unable to provide a reconciliation of forecasted Operating Cash Flow, to the most directly comparable GAAP measure, net income (loss), as applicable, because certain items are out of our control and/or cannot be reasonably predicted. For example, it is impractical to: (1) estimate future fluctuations in interest rates on our variable-rate debt facilities; (2) estimate the fluctuations in exchange rates relative to the U.S. dollar and its impact on our results of operations; (3) estimate the financial results of our non-consolidated affiliates; and (4) estimate changes in circumstances that lead to gains and/or losses such as sales of investments in affiliates and other assets. Any and/or all of these items could be significant to our financial results. The table below highlights the reconciliation of operating cash flow to consolidated earnings (loss) before income taxes, minority interests and discontinued operations for the periods indicated below:

	Year ended December 31,		Three months ended
			Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2005	2004	2005	2005	2005	2005	2004
	amounts in thousands		amounts in thousands
Total segment operating cash flow	$1,770,845	$841,787	$471,356	$450,712	$413,050	$435,727	$221,903
Stock-based compensation	(59,231)	(142,676)	63,078	(60,784)	(42,871)	(18,654)	(76,556)
Depreciation and amortization	(1,454,863)	(915,748)	(447,894)	(354,273)	(335,327)	(317,369)	(253,577)
Impairment of long-lived assets	(8,320)	(69,353)	(8,170)	17	(167)	—	(26,730)
Restructuring and other operating credits (charges)	2,753	(28,901)	6,313	(947)	2,250	(4,863)	(18,277)

Operating income (loss)	251,184	(314,891)	84,683	34,725	36,935	94,841	(153,237)
Interest expense	(433,467)	(286,321)	(130,658)	(131,235)	(83,673)	(87,901)	(78,711)
Interest and dividend income	77,649	65,494	16,032	18,827	22,280	20,510	21,490
Share of earnings (losses) of affiliates, net	(22,949)	38,710	(8,197)	2,055	4,517	(21,324)	(15,808)
Realized and unrealized gains (losses) on derivative instruments, net	309,973	(35,775)	183,982	(29,178)	69,301	85,868	(122,415)
Foreign currency transaction gains (losses), net	(209,400)	117,514	(15,102)	7,349	(136,885)	(64,762)	118,768
Gains on exchanges of investment securities	—	178,818	—	—	—	—	10,517
Other-than-temporary declines in fair values of investments	(3,403)	(18,542)	(3,403)	—	—	—	(3,427)
Gains (losses) on extinguishment of debt	(33,700)	27,977	(21,069)	—	(651)	(11,980)	(3,567)
Gains (losses) on disposition of non-operating assets, net	115,169	43,714	89,314	277	(43,994)	69,572	31,082
Other income (expense), net	(263)	(7,931)	(1,525)	4	583	675	(396)

Earnings (loss) before income taxes, minority interests and discontinued operations	$50,793	$(191,233)	$194,057	$(97,176)	$(131,587)	$85,499	$(195,704)

Press Release

Capital Expenditures
The following table highlights capital expenditures by reporting segment:

	Year ended December 31,
Capital Expenditures	2005	2004
	amounts in thousands
Europe Broadband
The Netherlands	$152,575	$84,698
Switzerland	27,001	—
France	128,655	65,435
Austria	48,325	53,660
Other Western Europe	73,544	46,626

Total Western Europe	430,100	250,419

Hungary	70,941	39,833
Other Central and Eastern Europe	84,473	39,776

Total Central and Eastern Europe	155,414	79,609

Total Europe Broadband	585,514	330,028

Japan (J:COM)	354,705	295,914

Chile (VTR)	98,576	41,685

Corporate and other	156,198	115,904

Total LGI before elimination of equity affiliates	1,194,993	783,531

Elimination of equity affiliates	—	(295,914)

Total consolidated LGI	$1,194,993	$487,617

Capital Expenditures and Capital Lease Additions
The table below highlights our capital expenditures per NCTA cable industry guidelines, as well as capital lease additions:

	Three months ended		Percent	Year ended
	Dec. 31, 2005	Sept. 30, 2005	Change	Dec. 31, 2005
	amounts in thousands
Customer Premises Equipment	$121,371	$87,646	38.5%	$416,208
Scaleable Infrastructure	37,419	46,935	(20.3%)	177,306
Line Extensions	56,998	27,472	107.5%	131,206
Upgrade/Rebuild	32,692	40,663	(19.6%)	131,142
Support Capital	80,850	52,495	54.0%	241,527
Cablecom	27,001	0	N.M.	27,001
NTL Ireland	9,572	9,663	(0.9%)	23,740
Other including chellomedia	11,189	10,846	3.2%	46,863

Total Capital Expenditures (Capex)	$377,092	$275,720	36.8%	$1,194,993

Percent of Revenue	26.1%	21.8%	19.6%	23.2%

Add: Capital Lease Additions[15]	47,043	34,790	35.2%	153,247

Total Capex and Capital Leases	$424,135	$310,510	36.6%	$1,348,240

Percent of Revenue	29.4%	24.6%	19.5%	26.2%

N.M. — Not meaningful.

[15]	Relates primarily to customer premise equipment for J:COM.

Press Release

Free Cash Flow Definition and Reconciliation
Free Cash Flow is not a GAAP measure of liquidity. We define Free Cash Flow as net cash provided by operating activities including net cash provided by discontinued operations less capital expenditures and capital lease additions. Our definition of free cash flow includes capital lease additions which are used to finance capital expenditures. From a financial reporting perspective, capital expenditures that are financed by capital lease arrangements are treated as non-cash activities and accordingly are not included in the capital expenditure amounts presented in our consolidated statements of cash flows. We believe our presentation of free cash flow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity. The table below highlights the reconciliation of net cash flows from operating activities to Free Cash Flow:

	Three months ended		Year ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
	2005	2005	2005	2004
	amounts in thousands
Net cash provided by operating activities[16]	$551,364	$356,610	$1,526,124	$708,451
Capital expenditures	(377,092)	(275,720)	(1,194,993)	(487,617)

Free cash flow of continuing operations	174,272	80,890	331,131	220,834

Free cash flow of discontinued operations	2,115	4,841	28,992	14,127

Consolidated free cash flow before capital lease additions.	176,387	85,731	360,123	234,961

Capital lease additions	(47,043)	(34,790)	(153,247)	0

Free cash flow	$129,344	$50,941	$206,876	$234,961

Summary of Debt, Capital Lease Obligations and Cash
The following table details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash at December 31, 2005:

			Debt and
		Capital Lease	Capital Lease
	Debt	Obligations	Obligations	Cash
	amounts in thousands
LGI and its non-operating subsidiaries	$1,289,218	$—	$1,289,218	$660,763
Europe Broadband
UPC Holding	946,634	—	946,634	14,556
UPC Broadband Holding and its unrestricted subsidiaries	4,070,948	40,077	4,111,025	48,154
Cablecom Luxembourg and its unrestricted subsidiaries	1,380,317	21,707	1,402,024	85,479
J:COM	1,242,931	326,603	1,569,534	299,140
VTR	341,437	18	341,455	41,263
Other operating subsidiaries	454,708	374	455,082	52,845

LGI Total	$9,726,193	$388,779	$10,114,972	$1,202,200

[16]	Excludes net cash provided by operating activities of discontinued operations.

Press Release

ARPU17 Table
The following table provides ARPU per RGU and per customer relationship for the three months ended December 31, 2005 and September 30, 2005, respectively.

	As of		As of		Percent
Europe Broadband[18]	Dec. 31, 2005		Sept. 30, 2005		Change
ARPU per RGU		€17.98		€16.80	7.0%
ARPU per Customer Relationship		€22.11		€20.15	9.7%

J:COM
ARPU per RGU		¥4,907		¥4,900	0.1%
ARPU per Customer Relationship		¥8,429		¥8,413	0.2%

VTR
ARPU per RGU	CLP	16,444	CLP	16,261	1.1%
ARPU per Customer Relationship	CLP	25,507	CLP	24,720	3.2%

Liberty Global Consolidated
ARPU per RGU		$26.15		$26.72	(2.1%)
ARPU per Customer Relationship		$34.05		$35.06	(2.9%)
RGUs per Customer Relationship
The following table highlights RGUs per customer relationship, excluding the impact of Norway from all calculations:

	As of	As of	Percent
	Dec. 31, 2005	Dec. 31, 2004	Change
Europe	1.22	1.17	4.3%
J:COM	1.73	1.67	3.6%
VTR	1.58	1.59	(0.6%)
Liberty Global Consolidated	1.30	1.27	2.4%
Jupiter TV Co., Ltd (“Jupiter TV”) Supplemental Financial Information
Liberty Global owned 50% of Jupiter TV at December 31, 2005. Jupiter TV is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. Jupiter TV currently owns or has investments in 18 channels. Summary financial information is presented below, as well as a reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the periods presented therein:

	Year Ended		Year Ended		Percent
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004	Change
	amount in millions
Revenue	$793	$567	¥87,644	¥60,481	45%

Operating Cash Flow	$147	$81	¥16,173	¥8,602	88%
Depreciation, Amortization and Impairment	(23)	(13)	(2,584)	(1,380)	(87%)

Operating Income	$124	$68	¥13,589	¥7,222	88%

Outstanding Net Debt (Cash)[19] at year end.	$(62)	$17	¥(7,352)	¥1,698

Cumulative Subscribers[20] (in thousands)	56,103	46,307

[17]	Average monthly revenue (ARPU) is calculated as follows: average total monthly revenue from all sources (including non-subscription revenue such as installation fees or advertising revenue) for the period as indicated, divided by the average of the opening and closing RGUs or customer relationships, as applicable, for the period.

[18]	Europe Broadband’s ARPU excludes Norway in both periods.

[19]	Includes shareholder debt of $10 million at December 31, 2004.

[20]	Includes subscribers at all consolidated and equity owned Jupiter TV channels. Shop Channel subscribers are stated on a full-time equivalent basis. Shop Channel prior year full-time equivalent subscriber numbers have been restated for comparability with the current year presentation.

Press Release

	December 31, 2005
		Two-way			Video				Internet		Telephone
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS	Homes		Homes
	Passed (1)	Passed (2)	Relationships (3)	RGUs (4)	Subscribers (5)	Subscribers (6)	Subscribers (7)	Subscribers (8)	Serviceable (9)	Subscribers (10)	Serviceable (11)	Subscribers (12)

Europe
The Netherlands	2,645,800	2,521,600	2,239,500	3,009,700	2,150,300	85,300	—	—	2,521,600	478,100	2,396,300	296,000
Switzerland (13)	1,802,200	1,710,100	1,571,300	2,043,900	1,410,900	106,300	—	—	1,467,400	340,500	1,417,600	186,200
France	4,611,700	3,361,600	1,618,800	1,921,800	928,600	563,800	—	—	3,361,600	295,000	2,370,500	134,400
Austria	957,500	954,200	584,100	926,100	455,900	44,000	—	—	954,200	275,900	920,500	150,300
Ireland	887,200	225,800	576,900	601,800	321,500	141,000	—	113,900	225,800	25,000	24,200	400
Sweden.	421,600	287,500	298,500	389,100	240,000	58,600	—	—	287,500	90,500	—	—
Belgium	156,600	156,600	146,500	167,800	127,000	5,500	—	—	156,600	35,300	—	—

Total Western Europe	11,482,600	9,217,400	7,035,600	9,060,200	5,634,200	1,004,500	—	113,900	8,974,700	1,540,300	7,129,100	767,300

Poland	1,914,800	932,200	1,023,300	1,124,600	1,000,900	—	—	—	932,200	122,500	825,200	1,200
Hungary	1,035,700	885,700	996,300	1,145,900	731,400	—	171,100	—	885,700	135,200	888,200	108,200
Czech Republic	743,000	402,100	431,400	486,400	298,300	—	112,500	—	402,100	75,600	—	—
Romania	1,913,800	944,100	1,338,100	1,411,600	1,333,900	4,000	—	—	818,800	55,200	661,100	18,500
Slovak Republic	429,200	238,000	305,000	323,300	256,900	—	17,300	28,300	223,200	20,800	—	—
Slovenia	125,300	79,300	108,300	126,400	108,300	—	—	—	79,300	18,100	—	—

Total Central and Eastern Europe	6,161,800	3,481,400	4,202,400	4,618,200	3,729,700	4,000	300,900	28,300	3,341,300	427,400	2,374,500	127,900

Total Europe	17,644,400	12,698,800	11,238,000	13,678,400	9,363,900	1,008,500	300,900	142,200	12,316,000	1,967,700	9,503,600	895,200

Japan:
J-Com	7,296,600	7,288,000	2,002,800	3,460,400	1,064,100	620,800	—	—	7,288,000	864,200	6,624,200	911,300

The Americas:
Chile	2,171,900	1,285,100	900,400	1,425,700	751,200	6,800	—	—	1,285,100	303,000	1,281,700	364,700
Puerto Rico	331,000	331,000	114,400	160,700	56,700	55,600	—	—	331,000	32,000	331,000	16,400
Brazil	15,100	15,100	15,100	16,600	—	—	—	15,100	15,100	1,500	—	—
Peru	66,800	30,300	12,300	14,100	10,800	—	—	—	30,300	3,300	—	—

Total The Americas	2,584,800	1,661,500	1,042,200	1,617,100	818,700	62,400	—	15,100	1,661,500	339,800	1,612,700	381,100

Australia:
Austar	2,417,500	—	471,900	474,800	—	8,000	466,800	—	—	—	—	—

Total Continuing Operations	29,943,300	21,648,300	14,754,900	19,230,700	11,246,700	1,699,700	767,700	157,300	21,265,500	3,171,700	17,740,500	2,187,600

Disc Operations — Norway	523,000	270,800	375,700	464,300	334,300	31,000	—	—	270,800	69,500	178,200	29,500

Grand Total	30,466,300	21,919,100	15,130,600	19,695,000	11,581,000	1,730,700	767,700	157,300	21,536,300	3,241,200	17,918,700	2,217,100

Press Release

	December 31, 2005 vs. September 30, 2005
		Two-way			Video				Internet		Telephone
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS	Homes		Homes
	Passed (1)	Passed (2)	Relationships (3)	RGUs (4)	Subscribers (5)	Subscribers (6)	Subscribers (7)	Subscribers (8)	Serviceable (9)	Subscribers (10)	Serviceable (11)	Subscribers (12)

Europe
The Netherlands	8,900	7,300	(12,500)	30,600	(45,200)	32,800	—	—	7,300	20,400	6,300	22,600
Switzerland (13)	1,802,200	1,710,100	1,571,300	2,043,900	1,410,900	106,300	—	—	1,467,400	340,500	1,417,600	186,200
France	7,800	7,700	5,800	45,800	(19,100)	15,800	—	—	7,700	16,600	428,600	32,500
Austria	3,100	3,100	8,300	16,900	(500)	2,400	—	—	3,100	15,000	2,800	—
Ireland	559,300	180,900	377,500	400,700	232,700	119,900	—	25,100	180,900	23,000	—	—
Sweden	—	1,600	1,400	5,800	(5,800)	7,300	—	—	1,600	4,300	—	—
Belgium	200	200	500	500	(2,400)	2,000	—	—	200	900	—	—

Total Western Europe	2,381,500	1,910,900	1,952,300	2,544,200	1,570,600	286,500	—	25,100	1,668,200	420,700	1,855,300	241,300

Poland	19,000	118,800	15,800	39,000	13,000	—	—	—	118,800	24,800	825,200	1,200
Hungary	11,200	23,300	34,000	65,000	8,600	—	19,400	—	23,300	20,400	29,300	16,600
Czech Republic	3,700	19,900	23,500	33,000	7,100	—	16,500	—	19,900	9,400	—	—
Romania	1,344,700	810,400	948,500	1,016,200	944,400	4,000	—	—	685,100	49,300	661,100	18,500
Slovak Republic	2,800	9,100	5,900	9,300	7,000	—	2,100	(3,800)	9,200	4,000	—	—
Slovenia	400	1,000	900	3,100	900	—	—	—	1,000	2,200	—	—

Total Central and Eastern Europe	1,381,800	982,500	1,028,600	1,165,600	981,000	4,000	38,000	(3,800)	857,300	110,100	1,515,600	36,300

Total Europe	3,763,300	2,893,400	2,980,900	3,709,800	2,551,600	290,500	38,000	21,300	2,525,500	530,800	3,370,900	277,600

Japan:
J-Com	579,500	579,500	137,800	239,900	(16,000)	126,500	—	—	579,500	72,500	339,100	56,900

The Americas:
Chile	150,200	46,300	1,200	59,500	11,700	2,400	—	—	46,300	23,700	42,900	21,700
Puerto Rico	1,300	1,300	300	3,600	(4,500)	4,200	—	—	1,300	2,900	1,300	1,000
Brazil	200	200	200	300	—	—	—	200	200	100	—	—
Peru	—	—	—	(100)	(100)	—	—	—	—	—	—	—

Total The Americas	151,700	47,800	1,700	63,300	7,100	6,600	—	200	47,800	26,700	44,200	22,700

Australia:
Austar	2,417,500	—	471,900	474,800	—	8,000	466,800	—	—	—	—	—

Total Continuing Operations	6,912,000	3,520,700	3,592,300	4,487,800	2,542,700	431,600	504,800	21,500	3,152,800	630,000	3,754,200	357,200

Disc Operations — Norway	1,200	5,100	400	3,900	(1,300)	1,200	—	—	5,100	4,400	4,500	(400)

Grand Total	6,913,200	3,525,800	3,592,700	4,491,700	2,541,400	432,800	504,800	21,500	3,157,900	634,400	3,758,700	356,800

Organic growth by region
Europe				303,500	(19,800)	63,700	38,000	(3,400)	—	135,400	—	89,600
Japan				126,500	(60,900)	94,200	—	—	—	36,300	—	56,900
The Americas				60,500	4,300	6,600	—	200	—	26,700	—	22,700
Australia				—	—	—	—	—	—	—	—	—

Organic growth from Continuing Operations				490,500	(76,400)	164,500	38,000	(3,200)	3,152,800	198,400	3,754,200	169,200

Organic growth from Discontinued Operations				3,900	(1,300)	1,200	—	—	5,100	4,400	4,500	(400)

Total Organic Growth				494,400	(77,700)	165,700	38,000	(3,200)	3,157,900	202,800	3,758,700	168,800

Acquisitions and Dispositions and Other (14)
Switzerland (CableCom)				2,033,400	1,409,000	106,800	—	—	—	338,800	—	178,800
Romania (Astral and RCT)				972,700	926,300	2,900	—	—	—	34,300	—	9,200
Japan (Odakyu and Kobe)				113,400	44,900	32,300	—	—	—	36,200	—	—
Chile (Metropolis Adj)				2,800	2,800	—	—	—	—	—	—	—
Ireland (NTL)				400,200	236,100	117,100	—	24,700	—	22,300	—	—
Australia (Austar)				474,800	—	8,000	466,800	—	—	—	—	—

Subtotal				3,997,300	2,619,100	267,100	466,800	24,700	—	431,600	—	188,000

Net Adds from Continuing Operations				4,487,800	2,542,700	431,600	504,800	21,500	3,152,800	630,000	3,754,200	357,200

Net Adds from Discontinued Operations				3,900	(1,300)	1,200	—	—	5,100	4,400	4,500	(400)

Total Net Adds				4,491,700	2,541,400	432,800	504,800	21,500	3,157,900	634,400	3,758,700	356,800

Press Release

Footnotes for pages 19 & 20

(1)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for DTH and MMDS homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve. With respect to MMDS, one home passed is equal to one MMDS subscriber.

(2)	Two-way Homes Passed are homes passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services.

(3)	Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships.

(4)	Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and high-speed broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)	Analog Cable Subscriber is comprised of video cable customers that are counted on a per connection basis. In Europe, we have 1.37 million “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels. An analog cable subscriber is not counted as a digital cable subscriber.

(6)	Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A digital subscriber is not counted as an analog subscriber. In the Netherlands where our mass digital migration project is underway, a subscriber is moved from the analog subscriber count to the digital subscriber count when such subscriber accepts delivery of our digital converter box and agrees to accept digital video service regardless of when the subscriber begins to receive our digital video service. The digital video service and the digital converter box are provided at the analog rate for six months after which the subscriber has the option to discontinue the digital service or pay an additional amount to continue to receive the digital service.

(7)	DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)	MMDS Subscriber is a home or commercial unit that receives our video programming via a multipoint microwave (wireless) distribution system.

(9)	Internet Homes Serviceable are homes that can be connected to our broadband networks, where customers can request and receive Internet access services.

(10)	Internet Subscriber is a home or commercial unit or EBU with one or more cable modems connected to our broadband networks, where a customer has requested and is receiving high-speed Internet access services. Such numbers do not include customers that receive services via resale arrangements.

(11)	Telephone Homes Serviceable are homes that can be connected to our networks, where customers can request and receive voice services.

(12)	Telephone Subscriber is a home or commercial unit or EBU connected to our networks, where a customer has requested and is receiving voice services. Telephone subscribers as of December 31, 2005, exclude an aggregate of 92,800 mobile telephone subscribers in the Netherlands, Switzerland and Australia. Mobile telephone services generate a significantly lower ARPU than broadband or Voice-over-Internet Protocol or “VoIP” telephone services. Also, such numbers do not include customers that receive services via resale arrangements.

(13)	Included in the subscribers for Switzerland are 25,000 digital cable, 35,800 Internet access and 19,300 telephony subscribers serviced over partner networks, but for which we have the direct customer billing relationship.

(14)	Subscriber information for recently acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.
Additional General Notes to Tables:
Tables exclude systems owned by affiliates that were not consolidated for financial reporting purposes as of December 31, 2005, or that were acquired after December 31, 2005. Also, excludes 3.1 million households to which J:COM provides only retransmission services of terrestrial television signals.
With respect to Japan, Chile and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, Internet or telephony services are counted on an equivalent bulk unit (EBU) basis. Commercial contracts such as hotels and hospitals are counted by all our subsidiaries on an EBU basis. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service.